Exhibit 23.2

Deloitte & Touche LLP 999 Bishop Street Suite 2700 Honolulu, HI 96813-4454 Tel: +1 808 543 0700 www.deloitte.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 28, 2019, relating to the consolidated financial statements and financial statement schedules of Hawaiian Electric Industries, Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Hawaiian Electric Industries, Inc. for the year ended December 31, 2018.

/s/ Deloitte & Touche LLP

June 26, 2019